Exhibit 99.1

Macquarie Infrastructure Company LLC Announces Successful Refinancing of The Gas Company

NEW YORK--(BUSINESS WIRE)--August 10, 2012--Macquarie Infrastructure Company (NYSE: MIC) announced that it has successfully refinanced the debt of its Hawaii-based gas processing and distribution business. The Gas Company used the proceeds to refinance all of its debt and to put in place a facility that will fund future growth initiatives.

The Gas Company issued $100.0 million of 10-year, non-amortizing senior secured notes. The notes bear interest at a fixed rate of 4.22%.

The business also obtained an $80.0 million, 5-year, non-amortizing term loan. The interest rate floats at LIBOR + 225 basis points. The floating rate has been fixed for 4 years at an all-in rate of 2.89% using an interest rate hedge (swap).

The proceeds of the senior secured notes and the term loan were used to completely repay $180.0 million of debt comprising two existing 5-year term loans and a revolving credit facility. Those facilities would have matured in June of 2013.

The weighted average cost of debt borne by The Gas Company has been reduced from 4.9% to 3.6%. The lower rates will reduce its cash interest expense by approximately $2.3 million per year or approximately $0.05 per share per year, pre-tax.

“The terms of the new debt facilities and the fact that the offerings were over-subscribed reflect the strong financial performance of The Gas Company to date as well as its prospects,” said James Hooke, Chief Executive Officer of MIC. “The overall increase in the amount of credit available, when approved, is expected to facilitate the further growth of the business including the potential expansion into LNG distribution.”

The Gas Company also obtained commitments to fund an additional $60.0 million in a 5-year revolving credit facility that is expected to be available to fund growth capital expenditures and general corporate needs. That facility is expected to become effective following approval by the Hawaii Public Utilities Commission. Once approved, drawings on the facility will bear interest at LIBOR + 150 basis points.

Wells Fargo served as the lead arranger on the term loan debt and revolving credit facility. Wells Fargo and Macquarie Capital served as joint bookrunners on the senior secured notes.

About Macquarie Infrastructure Company

Macquarie Infrastructure Company owns, operates and invests in a diversified group of infrastructure businesses providing basic, everyday services, to customers in the United States. Its businesses consist of three energy-related businesses including a gas production and distribution business (The Gas Company in Hawaii), a controlling interest in a district energy business (District Energy), and a 50% interest in a bulk liquid storage terminal business (International-Matex Tank Terminals). MIC also owns and operates an aviation-related airport services business (Atlantic Aviation). The Company is managed by a wholly-owned subsidiary of the Macquarie Group. For additional information, please visit the Macquarie Infrastructure Company website at www.macquarie.com/mic. MIC-G

About The Gas Company

The Gas Company, LLC, doing business as HAWAI‘IGAS for select products and services, is Hawaii’s only government franchised full-service gas company. HAWAI‘IGAS manufactures synthetic natural gas (SNG) for most of its utility customers on O‘ahu, distributes propane to utility and non-utility customers throughout the state’s six primary islands and produces renewable gas products from agricultural feedstocks. (www.hawaiigas.com)

Forward-Looking Statements

This filing contains forward-looking statements. MIC may, in some cases, use words such as "project”, "believe”, "anticipate”, "plan”, "expect”, "estimate”, "intend”, "should”, "would”, "could”, "potentially”, or "may” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements in this release are subject to a number of risks and uncertainties, some of which are beyond MIC’s control including, among other things: changes in general economic or business conditions; its ability to service, comply with the terms of and refinance debt, successfully integrate and manage acquired businesses, retain or replace qualified employees, manage growth, make and finance future acquisitions, and implement its strategy; its shared decision-making with co-investors over investments including the distribution of dividends; its regulatory environment establishing rate structures and monitoring quality of service, demographic trends, the political environment, the economy, tourism, construction and transportation costs, air travel, environmental costs and risks, fuel and gas costs; its ability to recover increases in costs from customers, reliance on sole or limited source suppliers, risks or conflicts of interests involving its relationship with the Macquarie Group and changes in U.S. federal tax law.

MIC’s actual results, performance, prospects or opportunities could differ materially from those expressed in or implied by the forward-looking statements. Additional risks of which MIC is not currently aware could also cause its actual results to differ. In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this release may not occur. These forward-looking statements are made as of the date of this release. MIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MIC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia). The obligations of MIC do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of MIC.

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